Exhibit 10.23

Special Operations Equipment Solutions
March 1, 2011
Jason Wallace

Re:	Transaction Bonus
Dear Jason:
     As you are aware, ADS Tactical, Inc. (together with any subsidiary thereof or successor thereto, the “Company”) has begun a process which, upon its consummation, would result in a sale of debt securities pursuant to an underwritten offering or a “Rule 144A” transaction (a “High Yield Deal”).
     As a reward for your services and contributions to the value of the Company, in the event that a High Yield Deal is consummated on or prior to June 1, 2011, then, subject to your continued employment with the Company through the consummation of such High Yield Deal, and subject to the terms and conditions set forth in this letter agreement (the “Letter Agreement”), upon the consummation of such High Yield Deal, you will be eligible to receive a cash bonus (a “Transaction Bonus”) in an amount equal to $1,540,000.00.
     Two-thirds of the Transaction Bonus shall be paid in cash by the Company or one of its affiliates within ten (10) days following the consummation of such High Yield Deal, and one-third of the Transaction Bonus shall be paid in cash by the Company or one of its affiliates within ten (10) days following the earlier of (i) the consummation of an initial public offering of the Company’s common stock and (ii) December 31, 2011, in each case, subject to your continued employment through such payment date and subject to reduction by all applicable withholdings required by Federal, state or local law. For the avoidance of doubt, in the event that a High Yield Deal is not consummated on or prior to June 1, 2011, no Transaction Bonus shall be paid pursuant to this Letter Agreement.
     This Letter Agreement constitutes the entire agreement between you and the Company with respect to the subject matter described herein.
Lynnwood Plaza, 621 Lynnhaven Parkway, Suite 400, Virginia Beach, VA 23452
Phone: 757.481.7758 » Toll-Free: 800.948.9433 » Fax: 757.481.2039 » www.adsinc.com

Special Operations Equipment Solutions
     Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to the Company. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety, fully understand and agree to its terms and provisions, and intend and agree that it be final and legally binding on you, the Company and all other interested parties. This Letter Agreement shall be governed and construed in accordance with the internal laws of the State of Virginia (without regard to the principles of conflicts of law) and may be executed in counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same instrument.

ADS TACTICAL, INC.
By:	/s/ Luke M. Hillier
	Name:	Luke M. Hillier
	Title:	CEO

Agreed and acknowledged as of the date first above written:
/s/ Jason Wallace

Jason Wallace
Lynnwood Plaza, 621 Lynnhaven Parkway, Suite 400, Virginia Beach, VA 23452
Phone: 757.481.7758 » Toll-Free: 800.948.9433 » Fax: 757.481.2039 » www.adsinc.com